Kanbay International, Inc.
6400 Shafer Court
Rosemont, Illinois 60018

December 3, 2004

VIA FACSIMILE AND EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:
    Kanbay International, Inc.
    Form S-1 Registration Statement
    (No. 333-119986)

Ladies and Gentlemen:

        Pursuant to Rule 461 of the Securities Act of 1933, as amended, Kanbay International, Inc. hereby requests that the effective date of the Registration Statement described above be accelerated so that such Registration Statement may become effective at 2:00 p.m. (Washington, D.C. time) on Tuesday, December 7, 2004, or as soon thereafter as practicable.

[signature page follows]

Respectfully submitted,
KANBAY INTERNATIONAL, INC.
By:	/s/ RAYMOND J. SPENCER Raymond J. Spencer Chairman and Chief Executive Officer

Kanbay International, Inc.
6400 Shafer Court
Rosemont, Illinois 60018

December 3, 2004

VIA FACSIMILE AND EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:
    Kanbay International, Inc.
    Form S-1 Registration Statement
    (No. 333-119986)

Ladies and Gentlemen:

        Concurrently with the transmission of this letter, Kanbay International, Inc. (the "Registrant") has submitted a letter requesting that the Securities and Exchange Commission (the "Commission") accelerate the effectiveness of the Registration Statement described above.

        In connection with the Registrant's foregoing request to accelerate the effectiveness of the Registration Statement, the Registrant hereby acknowledges that:

  •
  should the Commission or the Staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

  •
  the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

  •
  the Registrant may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
Respectfully submitted,
KANBAY INTERNATIONAL, INC.
By:	/s/ RAYMOND J. SPENCER Raymond J. Spencer Chairman and Chief Executive Officer
cc:
Mark P. Shuman
Robert D. Bell